Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

Dennard Lascar Investor Relations

Ken Dennard | ken@dennardlascar.com

Mark Roberson | mroberson@dennardlascar.com

713-529-6600

Main Street Announces Semi-Annual Supplemental Cash Dividend

Payable in June 2019

Supplemental Cash Dividend of $0.25 per Share is in Addition to

Regular Monthly Cash Dividends for the Second Quarter of 2019

HOUSTON, April 25, 2019 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce that its Board of Directors declared its semi-annual supplemental cash dividend of $0.25 per share payable in June 2019.  This supplemental cash dividend is in addition to the previously announced regular monthly cash dividends that Main Street declared for the second quarter of 2019 of $0.60 per share, or $0.20 per share for each of April, May and June 2019.  Including the regular monthly and supplemental cash dividends declared to date, Main Street will have paid $25.67 per share in cumulative cash dividends since its October 2007 initial public offering at $15.00 per share.  Based upon the regular monthly dividend rate of $0.20 per share for the second quarter of 2019 and the current semi-annual supplemental dividend rate of $0.25 per share, Main Street’s current annualized run-rate for cash dividends is $2.90 per share.  Main Street also expects that its Board of Directors will declare regular monthly dividends for the third quarter of 2019 during early May.

As previously discussed by Main Street, it is Main Street’s current intention to fully absorb its semi-annual supplemental dividends into its regular monthly dividends, and in the process maintain and grow its total combined dividends, by gradually reducing its semi-annual supplemental dividends while increasing its regular monthly dividends over multiple years beginning in 2019.

This supplemental cash dividend, which will be payable as set forth in the table below, will be paid out of Main Street’s undistributed taxable income (taxable income in excess of dividends paid) as of March 31, 2019.

Supplemental Cash Dividend Payable in June 2019

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
4/24/2019	6/17/2019	6/18/2019	6/25/2019	$0.25

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at taxable subsidiaries, and (iv) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.  The final tax attributes for 2019 dividends are currently expected to include a combination of ordinary taxable income and either one or both of capital gains and qualified dividends.

Main Street maintains a dividend reinvestment and direct stock purchase plan (the “Plan”).  The dividend reinvestment feature of the Plan (the “DRIP”) provides for the reinvestment of dividends on behalf of Main Street’s registered stockholders who hold their shares with Main Street’s transfer agent and registrar, American Stock Transfer and Trust Company, or certain brokerage firms that have elected to participate in the DRIP.  Under the DRIP, if Main Street declares a dividend, registered stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Main Street common stock.  The direct stock purchase feature of the Plan (the “DSPP”) provides investors with a convenient and economical method to purchase shares of Main Street common stock.  More information about the Plan (including the DSPP prospectus) can be found on the Main Street website (https://ir.mainstcapital.com/dividend-reinvestment-and-direct-stock-purchase-plan).

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the amount of undistributed taxable income, the continued payment and growth of future dividends and the potential tax attributes for 2019 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Main Street’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement.  Main Street assumes no obligation to revise or update any such statement now or in the future.

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